Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	John O. Guthrie
Phone:	757-648-1523

Heritage Bankshares, Inc. Announces Third Quarter and Nine Months 2007 Earnings

Norfolk, Va.: October 29, 2007 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (Pinksheets: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the third quarter and first nine months of 2007.

Net income, after tax, for the quarter ended September 30, 2007 was $345,000, or $0.15 per diluted share, compared to net income, after tax, of $98,000, or $0.05 per diluted share, for the third quarter of 2006. Net income, after tax, for the first nine months of 2007 was $584,000, or $0.25 per diluted share, compared to net income, after tax, of $221,000, or $0.12 per diluted share, for the same period in 2006. The diluted earnings per share figures for the three and nine month periods ended September 30, 2007 were impacted by an increase of 535,584 outstanding shares of the Company’s common stock, issued in connection with private placements that closed in June, July and December 2006.

In other nonfinancial news, during the third quarter the Company completed the relocation of its executive offices and Financial District banking center to the Dominion Enterprises building in Downtown Norfolk. As part of the relocation, the Bank consolidated its Norfolk lending office and its Loan Administration Department into the new facility and completed the sale of the Bank’s Plume Street location which had served as Company headquarters for 28 years.

Comparison of Operating Results for the Three Months Ended September 30, 2007 and 2006

Overview. The Company’s pretax income was $517,000 for the third quarter of 2007, compared to a pretax income of $148,000 in the third quarter of 2006. Compared to the third quarter of 2006, net interest income increased by $99,000, provision for loan losses increased by $71,000, noninterest income increased by $487,000, and noninterest expense increased by $146,000. Net income, after tax, was $345,000, or $0.15 per diluted share, for the three months ended September 30, 2007, compared to a net income, after tax, of $98,000, or $0.05 per diluted share, for the three months ended September 30, 2006.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $99,000 in the third quarter of 2007 compared to the third quarter of 2006. This was attributable to an increase of $4.5 million in the average balance of interest-earning assets, and an increase in net interest margin from 3.61% to 3.72%.

Provision for Loan Losses. The provision for loan losses for the three months ended September 30, 2007 was $102,000, compared to $31,000 for the three months ended September 30, 2006. The increase in the provision for loan losses resulted from an impairment provision added in the third quarter of 2007 related to two loans to one borrower in the aggregate principal amount of $144,000. These loans were originated in 2003 under loan underwriting and loan administration practices no longer used by the Company.

Noninterest Income. Total noninterest income increased by $487,000, from $300,000 in the third quarter of 2006 to $787,000 in the third quarter of 2007. This increase was primarily due to a $526,000 gain on the sale of the Bank’s Plume Street office which closed in September 2007. The increase on the gain on sale was partially offset by a $44,000 decrease in service charges on deposit accounts.

Noninterest Expense. Total noninterest expense increased by $146,000, from $1.9 million in the third quarter of 2006 to $2.05 million in the third quarter of 2007. Occupancy expense increased by a total of $128,000 attributable to a $58,000 increase in rent expense related to the new Downtown office and duplicative rent expense of the Norfolk lending office incurred during the consolidation into the new office; $46,000 related to satisfaction of a previously unassessed real estate tax liability; and an $18,000 impairment expense related to the pending relocation of the Bank’s Little Neck office to new offices located in the nearby Lynnhaven section of Virginia Beach, which the Bank expects to occupy upon completion of construction in January 2008. In addition, the Company incurred a $61,000 expense related to disposal and impairment of fixed assets primarily in connection with the Little Neck office relocation. These increases in noninterest expense were partially offset by a $43,000 decrease in professional fee expense.

Income Taxes. The Company’s income tax expense for the quarter ended September 30, 2007 was $172,000, which represented an effective tax rate of 33.3%, compared to $50,000 for the quarter ended September 30, 2006, which represented an effective tax rate of 34.1%.

Comparison of Operating Results for the Nine Months Ended September 30, 2007 and 2006

Overview. The Company’s pretax income was $875,000 for the first nine months of 2007, compared to pretax income of $317,000 for the first nine months of 2006, an increase of $558,000. Compared to the first nine months of 2006, net interest income increased by $325,000, provision for loan losses increased by $57,000, noninterest income increased by $296,000, and noninterest expense increased by $6,000. Net income, after tax, was $584,000, or $0.25 per diluted share, for the nine months ended September 30, 2007, compared to after tax net income of $221,000, or $0.12 per diluted share, for the nine months ended September 30, 2006.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $325,000 in the first nine months of 2007 compared to the first nine months of 2006. This was attributable to a $5.8 million increase in the average balance of interest-earning assets, and an increase in net interest margin from 3.66% to 3.77%.

Provision for Loan Losses. Provision for loan losses increased by $57,000, from $48,000 in the first nine months of 2006 to $105,000 in the first nine months of 2007, primarily attributable to the impairment provision added during the third quarter.

Noninterest Income. Total noninterest income increased by $296,000, from $1.1 million in the first nine months of 2006 to $1.4 million in the first nine months of 2007. This increase was primarily due to a $526,000 gain on sale of the Bank’s Plume Street office in the third quarter of 2007, offset partially by a decline of $102,000 in service charges on deposit accounts and the nonrecurrence of a $96,000 gain on the sale of the retail credit card portfolio and $33,000 in gains from the sale of investment securities in the second quarter of 2006.

Noninterest Expense. Total noninterest expense for the nine-month period ended September 30, 2007 and 2006 was unchanged at $6.0 million. Occupancy expenses increased by $145,000, primarily attributable to a $74,000 increase in rent expense and the satisfaction of a $46,000 previously unassessed real estate tax liability. Also, the Company incurred a $61,000 charge associated primarily with disposal and impairment of fixed assets related to the pending relocation of the Bank’s Little Neck office. Compensation expense increased by $98,000, which was primarily related to an increase in stock-based compensation expense. These increases in noninterest expenses were partially offset by decreases in contract employee expense and professional fees by $200,000 and $114,000, respectively.

Income Taxes. The Company’s income tax expense for the nine months ended September 30, 2007 was $291,000, which represented an effective tax rate of 33.3%, compared to income tax expense for the nine months ended September 30, 2006 of $96,000, which represented an effective tax rate of 30.3%. The effective tax rate for the nine months ended September 30, 2006 was impacted by the effect of a tax benefit from the first quarter of 2006.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $16.4 million, or 7.6%, from $216.7 million at September 30, 2006 to $233.1 million at September 30, 2007. The increase in assets resulted primarily from an $8.4 million increase in the ending balance of loans held for investment and an aggregate $5.7 million increase in the combined balances of federal funds sold and securities available for sale.

Funds Sold and Investment Securities. Total federal funds sold and investment securities available for sale were $69.0 million at September 30, 2007, compared to a combined balance of $63.4 million at September 30, 2006.

Loans. Loans held for investment, net, at September 30, 2007 were $143.5 million, which represents an increase of $8.4 million, or 6.2%, from the loan balance of $135.1 million at September 30, 2006.

Asset Quality. The Company’s nonperforming assets at September 30, 2007 and 2006 were $227,000 and $215,000, respectively, or 0.10% of assets at the end of both periods.

Deposits. Driven by growth in core deposits, total deposits increased by $24.6 million, from $180.6 million at September 30, 2006 to $205.2 million at September 30, 2007. Average total deposits increased by $11.5 million from the third quarter 2006 to the third quarter 2007. Average core deposits, which are comprised of checking, savings and money market accounts, increased by $22.7 million, or 19.9%, from an average of $114.2 million during the third quarter ended September 30, 2006 to $136.9 million during the quarter ended September 30, 2007. The effect on average total deposits of this increase in core deposits was partially offset by an average $11.2 million decrease in certificate of deposit balances.

Borrowed Funds. Borrowed funds decreased by $15.0 million, from $16.1 million at September 30, 2006 to $1.1 at September 30, 2007, primarily due to the repayment in October 2006 of the Bank’s $10.0 million FHLB advance, and the repayment in January 2007 of a $5.0 million unsecured loan obtained by the Company in September 2006.

Capital. Stockholders’ equity increased by $5.6 million, or 29.2%, from $19.1 million at September 30, 2006 to $24.7 million at September 30, 2007. Stockholders’ equity increased primarily as a result of $5.4 million in total net capital raised in connection with sales of the Company’s common stock in a private placement that closed in December 2006.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk, and one full-service branch in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-KSB filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At September 30,
	2007	2006
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$7,141	$7,539
Federal funds sold	30,211	17,281
Securities available for sale, at fair value	38,831	46,104
Securities held to maturity, at cost	677	679
Loans, net
Held for investment, net of allowance for loan losses	143,530	135,112
Held for sale	152	290
Accrued interest receivable	808	679
Stock in Federal Reserve Bank, at cost	313	65
Stock in Federal Home Loan Bank of Atlanta, at cost	401	859
Premises and equipment, net	9,711	6,796
Other assets	1,327	1,314

Total assets	$233,102	$216,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities

Deposits
Noninterest bearing	$53,762	$43,340
Interest-bearing	151,431	137,267

Total deposits	205,193	180,607

Federal Home Loan Bank Advance	—	10,000
Securities sold under agreements to repurchase	1,045	1,009
Other borrowings	50	5,050
Accrued interest payable	342	392
Other liabilities	1,783	554

Total liabilities	208,413	197,612

Stockholders’ equity
Common stock, $5 par value—authorized 3,000,000 shares; issued and outstanding: 2,278,652 shares at September 30, 2007; 1,927,652 shares at September 30, 2006	11,393	9,638
Additional paid-in capital	6,134	2,335
Retained earnings	7,145	7,129
Accumulated other comprehensive income, net	17	4

Total stockholders’ equity	24,689	19,106

Total liabilities and stockholders’ equity	$233,102	$216,718

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,530	$2,421	$7,452	$7,213
Taxable investment securities	491	262	1,413	388
Nontaxable investment securities	13	12	38	36
Dividends on FRB and FHLB stock	11	14	33	38
Interest on federal funds sold	190	493	587	1,523

Total interest income	3,235	3,202	9,523	9,198

Interest expense
Deposits	1,335	1,268	3,845	3,475
Borrowings	11	144	68	438

Total interest expense	1,346	1,412	3,913	3,913

Net interest income	1,889	1,790	5,610	5,285

Provision for loan losses	102	31	105	48

Net interest income after provision for loan losses	1,787	1,759	5,505	5,237

Noninterest income
Service charges on deposit accounts	125	169	380	482
Gains on sale of loans held for sale, net	14	46	97	128
Gain on sale of investment securities	—	—	1	34
Late charges and other fees on loans	12	19	51	73
Gain on sale of retail credit card loans	—	—	—	96
Gain on sale of fixed assets	529	—	529	1
Other	107	66	289	237

Total noninterest income	787	300	1,347	1,051

Noninterest expense
Compensation	1,002	1,036	3,163	3,065
Data processing	127	126	387	387
Occupancy	255	127	523	378
Furniture and equipment	147	142	419	440
Taxes and licenses	54	45	163	139
Professional fees	66	109	286	400
Contract employee services	—	19	5	205
Marketing	37	46	122	170
Telephone	31	27	95	70
Stationery and supplies	45	41	125	112
Loss on disposal or impairment of fixed assets	61	—	61	—
Other	232	193	628	605

Total noninterest expense	2,057	1,911	5,977	5,971

Income before provision for income taxes	517	148	875	317
Provision for income taxes	172	50	291	96

Net income	$345	$98	$584	$221

Earnings per common share
Basic	$0.15	$0.05	$0.26	$0.12

Diluted	$0.15	$0.05	$0.25	$0.12

Dividends per share	$0.06	$0.06	$0.18	$0.18

Weighted average shares outstanding—basic	2,278,652	1,903,695	2,278,555	1,778,960
Effect of dilutive stock options	20,878	31,607	25,227	35,750

Weighted average shares outstanding—assuming dilution	2,299,530	1,935,302	2,303,782	1,814,710

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Financial ratios
Annualized return on average assets	0.63%	0.18%	0.36%	0.14%
Annualized return on average equity	5.58%	2.06%	3.18%	1.75%
Average equity to average assets	11.25%	8.87%	11.45%	8.15%
Equity to assets, at period-end	10.59%	8.82%	10.59%	8.82%
Net interest margin	3.72%	3.61%	3.77%	3.66%

Per common share
Earnings per share - basic	$0.15	$0.05	$0.26	$0.12
Earnings per share - diluted	$0.15	$0.05	$0.25	$0.12
Book value per share	$10.84	$9.91	$10.84	$9.91
Dividends declared per share	$0.06	$0.06	$0.18	$0.18

Common stock outstanding	2,278,652	1,927,652	2,278,652	1,927,652
Weighted average basic shares outstanding	2,278,652	1,903,695	2,278,555	1,778,960
Weighted average diluted shares	2,299,530	1,935,302	2,303,782	1,814,710

Asset quality
Nonaccrual loans	$201	$185	$201	$185
Accruing loans past due 90 days or more	26	30	26	30

Total nonperforming loans	227	215	227	215

Real estate owned, net	—	—	—	—

Total nonperforming assets	$227	$215	$227	$215

Nonperforming assets to total assets	0.10%	0.10%	0.10%	0.10%

Allowance for loan losses
Balance, beginning of period	$1,382	$1,300	$1,373	$1,335
Provision for loan losses	102	31	105	48
Loans charged-off	(102)	(7)	(111)	(90)
Recoveries	—	24	15	55

Balance, end of period	$1,382	$1,348	$1,382	$1,348

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.95%	0.99%	0.95%	0.99%